UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of  Report
(Date of earliest event reported)
June 9, 2006

 THE COMMERCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-13672	04-2599931
(State or other	(Commission File	(IRS Employer
jurisdiction	Number)	Identification
of incorporation)		No.)

211 Main Street, Webster, Massachusetts    01570
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code:  (508) 943-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Commerce Group, Inc.
Form 8-K
June 13, 2006

Section 1.     Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement

On June 9, 2006, The Commerce Group, Inc. (the "Company") entered into a series of agreements with the participating reinsurers listed below that will provide catastrophe reinsurance for its insurance subsidiaries’ other than automobile property lines of business for the contract year effective July 1, 2006 through June 30, 2007 (the “Catastrophe Reinsurance Program”). This new Catastrophe Reinsurance Program replaces the Company's expiring 75% quota share program, which currently covers the Company’s other than automobile property and liability lines of business, except for umbrella (the “Previous Reinsurance Program”) and the Company’s expiring one-year catastrophe treaty, which currently covers six percent of the Company’s exposure to Massachusetts FAIR Plan losses in excess of $100 million up to a total Massachusetts FAIR Plan loss of $1 billion (the “Previous Catastrophe Program”). The material terms and conditions of the Previous Reinsurance Program and the Previous Catastrophe Program are described in the Company’s Form 10-K for the year ended December 31, 2005.

The Company is switching to a pure catastrophe reinsurance program across five layers as outlined below. The Catastrophe Reinsurance Program provides for reinsurance recovery of a maximum of $493 million in the event of a $600 million or greater occurrence, including all states' FAIR Plan losses. The total annual cost of the program is approximately $31.1 million and includes one reinstatement premium (pro-rated based on loss recoveries) for a maximum additional cost of approximately $31.1 million. The catastrophe program is based on $192 million of estimated subject premiums, which will vary based on actual subject premiums. This program covers all FAIR Plan-type participation but does not cover comprehensive automobile.

Layer	Coverage	Percentage of Coverage Purchased for each Layer	Maximum Recovery per Layer

1st	$25 Million excess of $25 million	30%	$7,500,000
2nd	$50 Million excess of $50 million	50%	$25,000,000
3rd	$150 Million excess of $100 million	80%	$120,000,000
4th	$300 Million excess of $250 million	100%	$300,000,000
5th	$50 Million excess of $550 million	80%	$40,000,000
			$492,500,000

The lines of business classified as property and covered under the new Catastrophe Reinsurance Program include fire, allied lines, homeowners, inland marine, special multi-peril and business owner policies. The Catastrophe Reinsurance Program covers losses incurring throughout the United States, except for the fourth and fifth layers which cover losses only in Massachusetts, New Hampshire, Rhode Island and Connecticut. The Catastrophe Reinsurance Program was placed by Holborn Corporation of New York City.

The Company will have no additional reinsurance recoveries for a single event catastrophe in excess of a total loss of $600 million. The Company’s average estimated combined total loss for its Commerce, Citation and ACIC insurance subsidiaries, on other than automobile business, was calculated using two prominent catastrophe modeling companies. The average estimated “100 year loss” is $317 million and the “250 year loss” is $583 million.

The Catastrophe Reinsurance Program that will take effect July 1, 2006 will not legally discharge the Company from its primary liability to the insured for the full amount of the insured’s policies, but it will make the reinsurer liable to the Company to the extent of the reinsured portion of any loss ultimately suffered. Each reinsurer participating in the reinsurance program will be severally (and not jointly) liable to the Company for its share of reinsurance coverage. The Company believes the reinsurers are adequately capitalized and financially able to meet their obligations under the reinsurance agreements with the Company, though there can be no assurance that they will be able to do so. A listing of the participating reinsurers, their AM Best rating and the Company’s contract year estimated total ceded premium follows.

The Commerce Group, Inc.
Form 8-K
June 13, 2006

		Est. Total
Reinsurer	AM Best Rating	Ceded Premiums

Ace Tempest Reinsurance Ltd.	A+	$1,269,438
American Agricultrual Insurance Company	A	$159,500
American Re-Insurance Company	A	$600,000
Aspen Insurance U.K. Limited	A	$1,696,000
AXA Re	A	$335,000
Hiscox Insurance Company (Bermuda) Ltd.	A-	$1,127,812
Mapfre Re Compania de Reaseguros, S.A.	A	$105,000
MS Frontier Reinsurance Ltd.	(1)	$131,250
National Indemnity	A++	$6,000,000
New Castle Reinsurance Company Ltd.	A-	$367,875
New Jersey Re-Insurance Company	A++	$130,150
Odyssey America Reinsurance Corporation	A	$201,000
Partner Reinsurance Company Ltd.	A+	$759,000
Platinum Underwriters Reinsurance, Inc.	A	$718,250
QBE Reinsurance Corporation	A	$26,250
Renaissance Reinsurance Ltd.	A	$1,609,500
DaVinci Reinsurance Ltd.	A	$1,230,500
Shelter Mutual Insurance Company	A	$329,000
Swiss Re American Corporation	A+	$6,575,000
Tokio Millenium Re Ltd.	A+	$275,500
Transatlantic Reinsurance Company	A+	$2,625,000
Validus Reinsurance Ltd.	A-	$1,624,155
XL Re Ltd.	A+	$1,607,000
Various Lloyd's Syndicates	A	$1,615,320
Totals		$31,117,500

(1) Not rated by AM Best, however, its parent company, Mitsui Sumitomo Insurance Co., Ltd., provides a Credit Support Agreement. Mitsui Sumitomo Insurance Co. Ltd. has an AM Best rating of A+.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COMMERCE GROUP, INC.
June 13, 2006

/s/ Randall V. Becker
Randall V. Becker Senior Vice President, Chief Financial Officer and Treasurer